Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-215161 on Form S-4 of our report dated February 10, 2017, relating to the consolidated financial statements and financial statement schedule of American Axle & Manufacturing Holdings, Inc. and subsidiaries, and the effectiveness of American Axle & Manufacturing Holdings, Inc.’ s internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan

March 6, 2017